EXHIBIT 99.1

SOUTH AFRICAN DISTRIBUTOR JOINS SEALIFE


SEALIFE EXPANDS INTERNATIONALLY

CULVER CITY, Calif.-- Feb. 23, 2005--SEALIFE Corporation's (OTCBB:SLIF) SeaLife Corporation is pleased to announce that SeaLife has signed a contract to distribute SeaLife 1000 Antifoul Coatings in South Africa. The distribution contract includes an initial order of SeaLife 1000, valued at approximately $200,000. The environmentally friendly SeaLife 1000 Antifoul Coating meets the import requirements of South Africa and is pending final approval from the South Africa Bureau of Standards. SeaLife 1000 is approved by the United States Environmental Protection Agency (USEPA) and the California EPA.

Robert McCaslin, CEO, SeaLife Corporation stated, "This is another key step in our strategy to develop an effective SeaLife 1000 distribution system that will be able to support any customer anywhere in the world. SeaLife is building a team of distributors who will be able to meet the delivery demands and technical requirements of any recreational or commercial customer."

Antifouling coatings, over the life of any ship, are the single most important factor in fuel costs and speed efficiency. Fouling on a commercial tanker can increase annual fuel costs by over $1 million dollars per ship. Effective antifoul coatings play a critical role in reducing operating costs of commercial vessels. SeaLife 1000 Antifoul Coatings is an effective and environmentally safe alternative to the toxic antifoul coatings that have been the standard for recreational and commercial vessels for more than 40 years.

Visit our web site: www.sealifemarine.com and www.stopzebramussels.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.